Exhibit 10.8
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 203.406
AMENDMENT AND RESTATEMENT OF THE LICENSE AGREEMENT
REGARDING MODIFIED E. COLI TECHNOLOGY
Between
BioEnergy International LLC
And
PURAC Biochem BV
This Amendment and Restatement of the License Agreement Regarding Modified E. Coli Technology (the “Agreement”) is entered into by and between BioEnergy International LLC of Two Batterymarch Park, Suite 301, Quincy, Massachusetts, 02169, USA (hereinafter “BE”) and PURAC Biochem BV of Arkelsedijk 46, 4200 AA Gorinchem, The Netherlands (hereinafter “PURAC”) on the 19th day of May 2008 (the “Effective Date”).
               WHEREAS, BE and the University of Florida Research Foundation, Inc. (UFRFI), are parties to certain Standard Exclusive License Agreements with Sublicensing Terms as listed in Annex 1 (the “UFRFI Licenses”);
               WHEREAS, pursuant to the UFRFI Licenses, BE is the exclusive licensee of UFRFI, pertaining to modified strains of E. coli useful in the manufacture of D(-) lactic acid;
               WHEREAS, PURAC has an interest in developing a process for the manufacture of D(-) lactic acid incorporating the technology owned by BE for the purpose of producing, marketing and selling D(-) lactide; and
               WHEREAS, this Amendment and Restatement of the Agreement is intended by the Parties to contain the entire agreement between the “Parties” (as used herein, “Party” shall mean either of BE or PURAC and “Parties” shall mean both BE and PURAC) as to the subject matter hereof and supersedes all prior oral and written agreements between the Parties, including without limitation the January 26, 2006 Modified E-Coli Technology Agreement between the Parties.
NOW, THEREFORE, BE and PURAC agree as follows:
Section 1 Definitions
1.1	“Affiliate” shall mean, with respect to any Person, any Person which directly or indirectly, or indirectly through one or more intermediaries,

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controls or is controlled by, or is under common control with, such Person specified.

1.2	“BE Intellectual Property” shall have the meaning set forth in Section 7.2.

1.3	“Change of Control” shall mean the occurrence of any of the following:
a)	the consummation of a merger, sale, purchase, distribution, reorganization, consolidation or other transaction, event or circumstance through which PURAC is no longer a wholly-owned subsidiary of CSM nv, a Netherlands based-company listed on Euronext Amsterdam N.V., (“CSM”);

b)	PURAC is not the surviving Person in any merger, consolidation or other reorganization;

c)	PURAC sells, leases, transfers, disposes or exchanges all or substantially all of its assets or its assets to which this Agreement relates to any other Person (including any Affiliate of CSM or PURAC); or

d)	any Person, including a group as contemplated by Section 13(d)(3) of the US Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including the power to vote) of more than 50% of the outstanding shares of the CSM voting stock (based upon voting power).
1.4	“Field” shall have the meaning set forth in Section 2.1.

1.5	“Indemnified Party” shall have the meaning set for in Section 12.2.1.

1.6	“Indemnification Notice” shall have the meaning set forth in Section 12.2.1.

1.7	“Inventions” shall have the meaning set forth in Section 7.1.

1.8	“Licensed Patents” shall refer to and mean all of the following:
1.8.1	The PCT application entitled “Materials and Methods for Improved Microbial Production of Organic Compounds”, filed on November 7, 2006 and assigned application number PCT/US2006/043380, and all patents based on this patent application.

1.8.2	The Japanese patent application entitled “Materials and Methods for Efficient Lactic Acid Production”, filed on August 9, 2006, and

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assigned publication number JP2007049993, and all patents based on this patent application.

1.8.3	The Chinese patent application entitled “Materials and Methods for Efficient Lactic Acid Production”, filed on August 10, 2006, and assigned publication number CN1912107, and all patents based on this patent application.

1.8.4	The United States patent application entitled “Materials and Methods for Efficient Lactic Acid Production”, filed on August 10, 2006 and assigned publication number 2007/0037265, and all patents based on this patent application.

1.8.5	The European Patent Application entitled “Materials and Methods for Efficient Lactic Acid Production”, filed on August 2, 2006 and assigned publication number EP1760156, and all patents based on this patent application.

1.8.6	The Brazilian Patent Application entitled “Materials and Methods for Efficient Lactic Acid Production”, filed on August 9, 2006 and assigned publication number PI0603072, and all patents based on this patent application.

1.8.7	The Thai patent application entitled “Escherichia coli B Engineered for Lactic Acid Production”, filed on August 8, 2006 and assigned application number 0601003764, and all patents based on this patent application.
1.9	“Licensed Technology” means any know-how, trade secrets, techniques, methodologies, modifications, specifications, designs, and improvements or data concerning modified E.coli, in particular strains originating from [...***...] that were modified to produce D(-) lactic acid, including modified E.coli [...***...] to produce D(-) lactic acid, including without limitation Program Intellectual Property, that is (i) controlled by BE (whether by ownership or under license) as of the Effective Date or at any time during the term of the Agreement and (ii) related to the Licensed Patents and (iii) necessary or desirable for the research, development, manufacture, use, import or sale of any Licensed Products.

1.10	“Licensed Products” means D(-) lactic acid and derivatives and by-products thereof where the development, manufacture, use, import or sale of such D(-) lactic acid and/or such derivatives and by-products are covered by the Licensed Patents or the Licensed Technology.

1.11	“Market” means the total worldwide market for D(-) lactic acid and derivatives and by-products.

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1.12	“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

1.13	“Program Intellectual Property” shall have the meaning set forth in Section 7.3.

1.14	“PURAC Intellectual Property” shall have the meaning set forth in Section 7.1.

1.14	“Ton” shall mean a metric ton of 2,200 pounds, or a tonne.
Section 2 Scope of the License
2.1	Subject to the terms and conditions hereof, BE grants PURAC an exclusive, worldwide, royalty-bearing license, without the right to grant sublicenses, to use the Licensed Patents and the Licensed Technology inside the field, which is to produce the Licensed Products for subsequent conversion by PURAC to D(-) lactide and derivatives and by-products thereof for use and sale (the “Field”).

2.2	PURAC acknowledges that UFRFI reserves the right to use the Licensed Patents and Licensed Technology for its educational and internal research purposes. BE reserves the right to use and/or license or sublicense the Licensed Technology and Licensed Patents for any purpose outside the Field or in the event the Field becomes non-exclusive under Section 2.3 for any purpose whatsoever.

2.3	PURAC shall use its best efforts to develop and commercialize the Market for the Licensed Products. Notwithstanding the foregoing, the Field shall become non-exclusive in the event PURAC does not comply with each of the following conditions:
2.3.1	(a) PURAC fails to:
(i) by not later than June 30, 2012, sell and maintain sales levels of the Licensed Products utilizing its then currently available lactide production capacity (which PURAC projects to be between [...***...] to [...***...] tons); and
(ii) maintain a minimum of [...***...] share of the total sales of the Market. During the term hereof, PURAC shall provide to BioEnergy on an the anniversary date of the Effective Date a report with its good faith estimate of the Market size which shall be based in part on third party industry reports, product and customer surveys to substantiate its estimate of Market size. In the event that

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BioEnergy disagrees with PURAC’s estimate of the Market size, BioEnergy shall provide notice to PURAC of its disagreement within thirty days (30) days of the receipt of the report and the Parties shall confer with each other to attempt to reach agreement on the Market size. If, however, the Parties have not reached agreement on Market size within thirty (30) days of the BioEnergy notice, the Parties shall jointly engage a third party to provide a report on the size of the Market that shall be binding on the Parties. If the Parties cannot agree on such an expert, then each party shall choose its own expert and the experts chosen shall in turn choose a third party expert who shall provide both Parties with its estimate of the Market size. The Parties shall equally bear the costs of any experts hired hereunder; and
(iii) pay BE an aggregate of [...***...] in royalties and milestone payments December 31, 2012 (including, without limitation, the minimum royalties provided for in Section 4.2 hereof);
2.3.2	(b) The occurrence of a second separate default or breach of this Agreement within any consecutive three-year period, including, without limitation, for failure to pay royalties, patent or any other expenses when due; or
2.4	BE reserves the right to continue to fund research regarding the Licensed Products by the University of Florida

2.5	Upon the request of BE, PURAC may grant BE a license to use the Program Intellectual Property described in Section 7.5 under commercially reasonable terms to be negotiated between the Parties for any purpose, except for use in lactic acid or lactic acid derivatives. Purac will not unreasonably withhold the grant to BE of such a license.
Section 3 Milestone Payment
3.1	PURAC shall pay BE €50,000 within ten (10) days following the date on which PURAC finalizes industrial scale production of Licensed Product. Industrial scale production shall be deemed finalized on the date PURAC’s aggregate production of Licensed Product reaches or exceeds two-hundred-and-fifty (250) m3.
Section 4 Royalties
4.1	Subject to the minimum royalties provided in Section 4.2, PURAC shall pay BE royalties set forth below in this Section 4.1. For the purpose of the calculation of the royalties hereunder, the weight of Licensed Products

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produced shall be determined on One Hundred Percent (100%) lactic acid basis. The royalties under this Section 4.1 shall be considered incurred on the date PURAC produces the corresponding quantities of Licensed Product.
4.1.1	Royalty rate for applications with concentrations up to [... ...]% or less of polymer blends of PDLA with PLLA:
[...***...] for D(-) lactic acid volumes between [...***...] and [...***...] tons per year; and
[...***...] for D(-) lactic acid volumes above [...***...] tons per year.
4.1.2	Royalty rate for applications with concentrations over [...***...]% of polymer blends of PDLA with PLLA:
[...***...] for D(-) lactic acid volumes between [...***...] and [...***...] tons per year; and
[...***...] for D(-) lactic acid volumes above [...***...] tons per year.
4.1.3	Royalty rate for D(-) lactic acid derivatives other than lactides which are sold in the pharmaceutical market: [...***...] for all volumes.

4.1.4	Royalty rate for D(-) lactic acid derivatives for the food, feed, cosmetics and all other markets currently served by PURAC’s L(+) derivatives other than the foregoing: [...***...] for all volumes.

4.1.5	Royalty rate for any D(-) lactic acid derivatives for any markets not currently served by PURAC’s L(+) derivatives: [...***...] for all volumes.
4.2	PURAC shall pay BE minimum annual royalties in accordance with the following schedule:
[...***...] (for 2007), upon signing of the Agreement;
[...***...] for 2008;
[...***...] for 2009; and
[...***...] for 2010.
4.3	Royalties payable quarterly in arrears, within fifteen (15) days following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. If, at the end of the 4th quarter of a calendar year, the royalties based on the formula of Section 4.1 are less than the minimum annual royalty for that year as

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provided by Section 4.2, PURAC shall pay BE the balance of that minimum royalty, taking into account payments as may have been made for Licensed Product produced during the preceding quarters of that calendar year.
4.4	All amounts owing to BE pursuant to this Agreement which remain unpaid more than thirty (30) days after they are due to BE shall accrue interest until paid at the rate of the lesser of (a) [...***...] per month or (b) the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. PURAC shall also be responsible for repayment to BE of any attorney, collection agency, or other out-of-pocket BE expenses required to collect overdue payments due from this Agreement.

4.5	Except for income taxes that may be assessed against BE (other than with respect to the “gross up” referred to below), all taxes and charges that may be imposed by any government taxing authority on the amounts paid by PURAC to BE shall be paid by PURAC for BE’s account. If PURAC is required to pay taxes or charges for the account of BE, and withholds such taxes or charges from the amounts paid BE, PURAC shall “gross up” its payments to BE in respect of such taxes.

4.6	PURAC shall take all steps necessary so that BE, within thirty (30) days of its written request, audit, review and/or copy all books and records at a single U.S. location to verify the accuracy of PURAC’s accounting. Such review may be performed by any authorized employees of BE as well as by any attorneys and/or accountants designated by BE, upon reasonable notice and during regular business hours. If a deficiency with regard to any payment hereunder is determined, PURAC shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 4.4. If a royalty payment deficiency for a calendar year exceeds three percent (3%) of the royalties paid for that year, then PURAC shall be responsible for paying BE out-of-pocket expenses incurred with respect to such review. If there is no shortfall, or if there is a shortfall of less than three percent (3%), BE shall bear the fees of the certified public accountant.

4.7	PURAC shall keep books and records sufficient to verify the accuracy and completeness of its accounting referred to in this Section 4, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Technology. Such books and records shall be preserved for a period not less than six years after they are created, both during and after the term of this Agreement.

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Section 5 Research Cooperation
5.1	PURAC shall report to BF semi-annually, with the next report due three (3) months following the Effective Date, on the status of its development efforts, including the progress made in the development effort since the last report and any problems or challenges encountered in developing Licensed Products.

5.2	BE shall, upon request and subject to negotiation of a separate consulting agreement containing mutually acceptable terms, provide PURAC with a limited number of days of consulting services from its consultant. Lonnie Ingram, Ph.D., which services shall be directed towards providing PURAC with advice and assistance as PURAC may request regarding the research and development activities pursuant to this Agreement.
Section 6 Confidentiality
6.1	Communications made by one Party to this Agreement to the other Party shall be deemed confidential.

6.2	The Parties agree not to disclose confidential information to a third party, or otherwise publish such information. For purposes of this Agreement, UFRFI shall be considered a third party, excepting for such information that may be required to satisfy the reporting requirements under BE’s license from UFRFI pertaining to royalty payments and commercialization status. In addition, the Parties agree to use such confidential information solely in furtherance of the objectives of this Agreement.

6.3	Notwithstanding the provisions of Section 6.1, a communication by a Party to the other Party is not confidential if:
                         a) the receiving Party is able to prove that it had the information in its possession prior to the date of disclosure by the disclosing party;
                         b) the receiving Party is able to prove that the information was in the public domain prior to the date of disclosure by the disclosing Party; or
                         c) the receiving party is able to prove that, after the date of disclosure by the disclosing Party, the information entered the public domain through no fault of the receiving Party.
Section 7 IP Rights
7.1	“PURAC Intellectual Property” means (a) all discoveries, inventions, know-how, trade secrets, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) (collectively, the “Inventions”) that are conceived, discovered, developed,

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generated, created, made or reduced to practice or tangible medium of expression solely by employees or consultants of PURAC at any time if such Inventions are not based upon or related to the performance of the research and development activities pursuant to this Agreement; or (b) any tangible materials provided by PURAC to BE for use in the conduct of the research and development activities pursuant to this Agreement. Title to and any interest in the PURAC Intellectual Property shall be the property of PURAC.
7.2	“BE Intellectual Property” means (a) all Inventions that are conceived, discovered, developed, generated, created, made or reduced to practice or tangible medium of expression solely by employees or consultants of BE at any time prior to the effective date of the Agreement, or after the effective date of the Agreement if such Inventions are not based upon or related to the performance of the research and development activities pursuant to this Agreement; or (b) any tangible materials provided by BE to PURAC for use in the conduct of the research and development activities pursuant to this Agreement. Title to and any interest in the BE Intellectual Property shall be the property of BE.

7.3	“Program Intellectual Property” means all Inventions that are conceived, discovered, developed, generated, created, made or reduced to practice or tangible medium of expression in the context of the research and development activities pursuant to this Agreement.

7.4	Program Intellectual Property, regardless of inventorship, shall be the property of BE in the event and to the extent such Program Intellectual Property is related to BE’s modified E.coli for production of D(-) lactic acid or improvements to such modified E.coli for production of D(-) lactic acid. For the sake of clarity, modified E.coli or improvements to such modified E.coli are considered to encompass the nutrients for said modified E.coli or improvements thereof.

7.5	Program Intellectual Property, regardless of inventorship, shall be the property of PURAC in the event and to the extent such Program Intellectual Property is related to the fermentation process using BE’s modified E.coli for production of D(-) lactic acid or improvements to such fermentation process for production of D(-) lactic acid and the purification process of the D(-) lactic acid so produced. For the sake of clarity, the fermentation process using BE’s modified E.coli for production of D(-) lactic acid or improvements to such fermentation process for production of D(-) lactic acid and the purification process of the D(-) lactic acid so produced is also considered to encompass the medium in which said fermentation- and purification process takes place.

An exception is the result of work carried out by BE or its consultants on the use of [...***...] in the fermentation.

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7.6	Neither party shall use Program Intellectual Property owned by the other party, or the confidential information of the other party, outside of the performance of the research and development activities pursuant to this Agreement.

7.7	PURAC shall not convey to BE any rights in any PURAC Intellectual Property except as expressly set forth in the Agreement. Title to the PURAC Intellectual Property shall at all times remain vested in PURAC. BE shall not convey to PURAC any ownership rights in any BE Intellectual Property except for the rights expressly granted and assigned as set forth in the Agreement. Title to the BE Intellectual Property shall at all times remain vested in BE.

7.8	The Parties shall sign such documents, and cause their respective employees, agents, consultants and other third parties participating in the research and development activities pursuant to this Agreement to sign such documents, as necessary to carry out the content of the provisions of this Agreement. Such documents may include assignments of inventorship, assignments of proprietary information and intellectual property rights or any such document necessary to fulfill the obligations as set forth in this Agreement.
Section 8 Termination
8.1	The duration of the Agreement, in consideration of the license grant with respect to both Licensed Patents and Licensed Technology, unless earlier terminated, shall continue until December 31, 2025 (the “Term”).

8.2	Either Party may terminate the Agreement with cause at any time upon 30 days’ notice to the other party if the other party commits a material breach, unless the breach is cured within the 30-day notice period.

8.3	In addition to termination for breach, this Agreement may be terminated by either Party upon sixty (60) days’ prior written notice to the other Party in the event that (a) the other Party files in any court pursuant to any statute of any government in any country a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of such Party or its assets; or (b) if any Person proposes a written agreement for extension of such other Party’s debts; or (c) if the other Party shall be served with an involuntary petition against it, filed in any insolvency or bankruptcy proceeding, and such petition shall not be dismissed within sixty (60) days after filing thereof; (d) or if the other Party shall be a party to any dissolution or liquidation; or (e) if the other Party shall make a general assignment for the benefit of its creditors; or (f) if the other Party is subject to any final order regarding insolvency or bankruptcy.

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8.4	In addition to Sections 8.2 and 8.3 above, PURAC may elect to convert to a non-exclusive license or terminate, upon One Hundred and Eighty (180) days’ prior notice, in the event that:
(i)	failure of PURAC to achieve industrial scale production within the meaning of Section 3.1 is due solely to the characteristics of modified E. Coli produced pursuant to the license granted to PURAC hereunder.

(ii)	sales of D(-) lactide are materially and adversely affected by competition arising out of the use by one or more competitors of the technology covered by the Licensed Patents. Such adverse affect must result in a ten percent (10%) decrease in sales to trigger this Section 8.4, and such termination shall only be effective in the country for which the minimum ten percent (10%) drop in sales has occurred. PURAC shall provide BE documentation certify in writing by a duly authorized officer of PURAC of such sales decrease.*
8.5	In addition to Sections 8.2 and 8.3 above, BE may terminate immediately in the event of a violation of the provisions prohibiting assignment contained in Section 14.12 hereof.

8.6	Effect of Termination.
8.6.1	Upon any termination of this Agreement, all rights granted pursuant to this Agreement shall immediately terminate.

8.6.2	After termination, any accrued fees, milestone payments and royalties due will remain payable. PURAC shall have the right to sell any Licensed Products that were manufactured before the termination date of this Agreement, subject to PURAC’s payment of any royalties that are due.

8.6.3	Exercise of any right of termination afforded to either Party under this Agreement (i) shall not prejudice any other legal rights or remedies either Party may have against the other in respect of any breach of the terms of this Agreement, and (ii) shall not relieve any obligation or liability, including any obligation to pay any amounts, accruing prior to such expiration or termination.

8.6.4	Within thirty (30) days after termination by either Party pursuant to this Section 8, PURAC shall at its expense: (a) deliver, without retaining any embodiments, copies, summaries, analyses, compilations, studies or extracts thereof, to BE or its designee all

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physical embodiments (including all works-in-progress) of the Licensed Patents, BE Confidential Information, all files and related materials for the prosecution, maintenance and defense of the Licensed Patents; and (b) certify in writing by a duly authorized officer of PURAC that the terms of this Section 8.6.4 have been complied with.
8.6.5	Notwithstanding the expiration or termination of this Agreement for any reason, Sections 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall remain in full force and effect.
Section 9 Patents
9.1	Subject to Section 9.2 hereof, PURAC shall, at its sole cost, prepare, file, prosecute and maintain the Licensed Patents. BE shall use its reasonable commercial efforts to assist PURAC in such prosecution and maintenance, including without limitation providing PURAC with access to BE employees, data and other information reasonably necessary for PURAC to prepare, file and prosecute such Licensed Patent applications. PURAC will keep BE reasonably informed as to matters relating to the foregoing.

9.2	BE may elect at any time, at its sole discretion and cost, to prepare, file, prosecute and maintain the Licensed Patents. If BE chooses to take any such actions, PURAC shall use its reasonable commercial efforts to assist BE in such prosecution and maintenance, including without limitation transferring to BE all pending Licensed Patent applications and providing BE with access to PURAC employees, data and other information reasonably necessary for BE to prepare, file and prosecute such Licensed applications. PURAC further agrees to execute such documents as are reasonably necessary to establish, transfer and/or perfect title in BE and/or UFRFI of the Licensed Patents. BE will keep PURAC reasonably informed as to matters relating to the foregoing.

9.3	BE and PURAC will each inform the other of suspected infringement by a third party, and will cooperate in pursuing infringers and defending the Licensed Patents. BE may in its sole discretion, prosecute such matter at its own expense and retain the proceeds of any settlement. PURAC shall have no right to bring any such action.

9.4	In any infringement suit that BE may institute to enforce the Licensed Patents pursuant to this Agreement, PURAC shall, at the request and expense of BE, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

9.5	In the event a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against

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PURAC, BE, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.
Section 10 Representations and Warranties
10.1	Each Party represents and warrants to the other Party that (a) it has the full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder, (b) the execution of this Agreement and the performance of its obligations hereunder does not and shall not result in a material breach of any other agreement to which it is a party, and (c) this Agreement has been duly executed and delivered by such Party and constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability is limited by public policy or creditors’ rights generally.

10.2	BE warrants that it has the rights to grant PURAC the license described herein; that the Licensed Patents have been timely filed in order to secure the priority dates identified in Sections 1.8.1 through 1.8.5; that all necessary actions have been taken to permit global protection of the inventions claimed in the Licensed Patents; and that the inventions have not been communicated to the public in a form and at a time that such communication might jeopardize the validity of the Licensed Patents; that to the best of BE’s knowledge the patent applications meet the formal requirements for patentability, in particular sufficiency of disclosure, the best mode requirement, and the requirement to identify all true inventors

10.3	EACH PARTY AGREES AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.1 AND 10.2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND WHATSOEVER WITH RESPECT TO THIS AGREEMENT, EXPRESS, IMPLIED OR STATUTORY, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. In particular, with no limitation implied, nothing in this Agreement will be construed as: (i) a warranty or representation as to the issuance, validity, enforceability or scope of any Licensed Patents or other intellectual property or proprietary rights; (ii) a warranty or representation that anything made, used, sold, or otherwise disposed of pursuant to the rights granted under this Agreement is or will be free from infringement of intellectual property or proprietary rights of third parties; or (iii) subject to the terms of Section 9, an obligation to bring or prosecute actions or suits against third parties for infringement.

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Section 11 Limitation On Liability
11.1	TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT WITH RESPECT TO THE MISAPPROPRIATION OR OTHER VIOLATION OF A PARTY’S INTELLECTUAL PROPERTY, NEITHER PARTY NOR ANY RELATED PERSON THEREOF SHALL BE LIABLE TO THE OTHER PARTY, ANY RELATED PERSON THEREOF OR ANY OTHER THIRD PARTY, UNDER THIS AGREEMENT OR ANY LICENSE OR ANY SUBLICENSES GRANTED HEREUNDER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) INDEMNITY OR CONTRIBUTION, IRRESPECTIVE OF WHETHER THAT PARTY OR ANY RELATED PERSON OF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

11.2	BE has no control over the manner in which PURAC intends to practice the Licensed Patents or to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import or export, have imported or exported or otherwise exploit the Licensed Products. Notwithstanding any other provision of this Agreement, BE shall not be liable to PURAC for any damages of any nature incurred or suffered by PURAC or by a third party arising out of any dispute or other claims or proceedings made by or brought against PURAC, nor shall BE be responsible in any way for any such disputes, claims or proceedings, except as provided for herein.
Section 12 Indemnification And Insurance
12.1	Scope of Indemnification.
12.1.1	PURAC hereby agrees to indemnify, defend and hold harmless BE, UFRFI, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, officers, employees, and agents, and the inventors of the Licensed Patents, regardless of whether such inventors are employed by the University of Florida at the time of the claim, from and against any and all damages resulting from, arising out of or otherwise in connection with any third-party claim, suit, action or proceeding to the extent that such damages arise directly or indirectly out of (a) the practice by PURAC and its Affiliates of any rights granted hereunder, including claims of infringement or other violation of third-party intellectual property rights, or arising from any negligent or willful act of PURAC, or PURAC-related

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Persons, or (b) PURAC’s or its Affiliate’s development, manufacture, practice or other disposition of any Licensed Product.

12.1.2	BE shall defend, indemnify and hold harmless PURAC and its Affiliates and their respective directors, officers, employees and agents, at the BE’s cost and expense, from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable fees and expenses of legal counsel) arising out of (a) any third party claim relating to any breach by the BE of any of representation or warranty set forth in Section 10.1 or 10.2 hereof, or (b) any negligent or willful act of BE or BE-related persons.
12.2	Indemnification Procedure.
12.2.1	With regard to any third-party claim for which indemnification may be sought under this Section 12, the Person seeking indemnification under Section 12 (the “Indemnified Party”) shall promptly notify the indemnifying party (the “Indemnifying Party”) in writing (“Indemnification Notice”) of the commencement of any action, suit or proceeding relating to such third-party claim or, if earlier, upon the assertion of any such claim by a third party; provided that the failure by the Indemnified Party to give an Indemnification Notice of a third-party claim as provided in this Section 12.2.1 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

12.2.2	Within thirty (30) days after delivery of the Indemnification Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim. If the Indemnifying Party provides written notice to the Indemnified Party that it does not wish to assume control or maintain control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense, and the party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. Neither the Indemnifying Party nor the Indemnified Party will agree to any settlement of any action, suit, proceeding or claim subject to Section 10 or consent to any judgment in respect thereof that does not include a complete and unconditional release of the other from all liability with respect thereto or that imposes any liability or obligation on the other without the other’s prior written consent.

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12.3	PURAC agrees that during the Term hereof and for three (3) years thereafter it shall keep and maintain the following insurance with reputable carriers reasonably satisfactory to BE:
12.3.1	Comprehensive public liability including products liability coverage with limits of not less than three million United States Dollars (US$3,000,000) per incident, naming BE as an additional insured. Such insurance may be a combination of primary and excess coverage, shall waive subrogation against BE shall be primary and any insurance or self insurance of BE shall be excess and non-contributory.

12.3.2	PURAC agrees to provide to BE certificates evidencing such coverage within ten (10) days after the Effective Date and at least annually thereafter. Such insurance certificates shall state that such insurance shall not be canceled or materially altered except that upon written notice to BE. Any failure of PURAC to comply with this Section 12.3 shall be a material breach of this Agreement for which BE may terminate this Agreement.
Section 13 Governing Law and Resolution of Disputes
13.1	The interpretation of this Agreement is governed by the substantive laws of the Commonwealth of Massachusetts. Determination of the validity and scope of any of the Licensed Patents will be made according to the laws of the country for which a particular Licensed Patent is granted.

13.2	The Parties agree to seek amicable resolution of any disputes as may arise pertaining to this Agreement. If the Parties are unable to amicably resolve a dispute, an aggrieved Party may initiate mediation. If mediation is initiated by PURAC the mediation shall take place in the USA under the auspices of a CPR accredited mediator, unless the Parties agree to mediation in a different location and/or by a different mediator. If mediation is initiated by BE the mediation shall take place in The Netherlands under the auspices of a CEDR accredited mediator, unless the Parties agree to mediation in a different location and/or by a different mediator.

13.3	If mediation is not successful the aggrieved Party may initiate arbitration proceedings. Such arbitration proceedings shall be before a single arbitrator, whose award will be binding on both Parties. If arbitration is initiated by PURAC, the arbitration shall take place in the USA under the auspices of a CPR accredited arbitrator, unless the Parties agree to arbitration in a different location and/or by a different arbitrator. If arbitration is initiated by BE, the arbitration shall take place in The Netherlands under the auspices of a CEDR accredited arbitrator, unless the

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Parties agree to mediation in a different location and/or by a different arbitrator
Section 14 Additional Provisions
14.1	PURAC shall assure that the import, export, marketing, manufacturing, sale, distribution and use of Licensed Products by PURAC, and its Affiliates, are conducted in compliance with all applicable laws, regulations and court and governmental orders.

14.2	Each Party shall take, and shall cause its related Persons to take, such action as the other Party may reasonably request to effect, perfect or confirm such other Party’s ownership interests and other rights as set forth in this Agreement, including by promptly (a) executing instruments of assignment, declarations, affirmations or other documents in connection with the applicable provisions of this Agreement, and (b) confirming in writing all waivers and consents under this Agreement that are reasonably requested by the other Party from time to time.

14.3	Upon termination of this Agreement for any reason, if PURAC is not then in default, as determined by UFRFI, PURAC shall receive from UFRFI, a grant similar in scope as the grant set forth in this Agreement with the BE and all other rights in this Agreement reasonably necessary to continue the business of this License except that UFRFI shall be under no obligation to grant any rights which UFRFI does not have or to perform any services for which it is unsuited. All payments required to be made by PURAC shall, from the date of termination of this Agreement, be paid to UFRFI.

14.4	Use of Names
14.4.1	PURAC shall not use the names of BE, UFRFI, or of the University of Florida, nor of any of either institution’s employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any sales promotion, advertising, or any other form of publicity without the prior written approval of BE in each case, except that PURAC may state that it has received a license from BE under one or more or the Licensed Patents.

14.4.2	BE shall not use the name of PURAC, nor of any of its employees, agents, or affiliates, nor any adaptation of such names, in any sales promotion, advertising, or any other form of publicity without the prior written approval of PURAC in each case, except that BE may state that it has granted a license or sublicense to PURAC under one or more of the Licensed Patents.
14.5	United States Government Interests

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14.5.1	The Parties acknowledge and understand that the United States Government (through any of its agencies or otherwise) has funded research during the course of or under which the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to PURAC in this Agreement shall be subject to such right.

14.5.2	PURAC agrees that for Licensed Products covered by the Licensed Patents that are subject to the non-exclusive royalty-free license to the United States Government, said Licensed Products will be manufactured substantially in the United States. PURAC further agrees that it shall abide by all the requirements and limitations of US. Code, Title 35, Chapter 18, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.
14.6	This Amendment and Restatement of the Agreement constitutes the entire agreement between the Parties in relation to the subject matters hereof and supersedes all prior oral and written agreements between the Parties in relation to its subject matter, including without limitation the January 26, 2006 Modified E-Coli Technology Agreement between the Parties.

14.7	No amendment or variation to this Agreement shall be effective unless in writing and signed by both Parties. A waiver by either Party of any breach or default of any of the provisions contained herein shall not be construed as a waiver of any succeeding or subsequent breach of this Agreement. No delay or lack of response nor apparent forgiveness by a Party concerning the failure of the other Party to perform any of its obligations hereunder shall be construed as a waiver.

14.8	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and any such invalid or unenforceable provision shall be deemed to be severable.

14.9	The Section headings of this Agreement are for organizational purposes only and shall not be used in interpreting this Agreement. References to a Section includes reference to all subsections of that section.

14.10	Any notices or other communications required or permitted under this Agreement or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission,

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or (c) on receipt after dispatch by registered or certified mail, postage prepaid, addressed as follows:

PURAC:	PURAC biochem
Arkelsedijk 46, P.O. Box 21 4200 AA Gorinchem The Netherland Attn: Managing Director

BE:	Bioenergy International, LLC Two Batterymarch Park Suite 301 Quincy, MA 02169 Attn: Chairman and Chief Executive Officer

With a copy to:	Dewey & LeBoeuf LLP 260 Franklin Street Boston, MA 02110 Attention: Byron S. Kalogerou Stanton J .Lovenworth
14.11	Nothing in this Agreement shall be deemed to create any joint venture, partnership, agency, or fiduciary relationship between the Parties. Neither Party shall have the power or authority to bind or obligate the other except as expressly set forth herein.

14.12	Through a Change in Control or otherwise, PURAC shall not, directly or indirectly assign, mortgage, sublicense, or otherwise transfer this Agreement or any interest therein, or of any of the rights, duties or obligations granted hereunder (any of the foregoing being an “Assignment”), without the express written consent of BE, such consent that will not to be unreasonably withheld, and any attempt to effect such Assignment shall cause such Assignment to be void. Any purported Assignment without the express prior written consent of BE shall be null and void and shall be cause for termination of this Agreement by BE under Section 8.5 hereof.

14.13	The Parties agree that in the event of a breach or threatened breach of the confidentiality provisions of this Agreement, the harm suffered by the non-breaching Party may not be fully compensated in money damages alone, and accordingly, the breaching Party shall, in addition to all other

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available legal or equitable remedies, be entitled to an injunction against such breaches without any requirement for posting any bond or undertaking in connection therewith to prevent any further breach or threatened breach hereunder. This remedy is separate and apart from, and without prejudice to, any other remedies a Party may have.

14.14	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually, or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories. Facsimile copies of this Agreement may be executed and original executed copies of this Agreement shall be provided as soon as possible.

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SIGNATURE PAGE TO LICENSE AGREEMENT regarding MODIFIED E.COLI TECHNOLOGY BETWEEN BIOENERGY INTERNATIONAL, LLC AND PURAC BIOCHEM BV

PURAC BIOCHEM B.V.		BIOENERGY INTERNATIONAL, LLC

By: Title:	/s/ Arno Nande Ven Vice President, Chemicals & Pharma	By: Title:	/s/ Stephen J. Gatto Chief Executive Officer

Date: May 19, 2008		Date: May 19, 2008

PURAC BIOCHEM	B.V.

By:	/s/ F.R. Rampinelli

Title:	President & CEO

Date: June 5, 2008

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